Exhibit 99.3

BLUE COAT SYSTEMS, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF SERIES A PREFERRED STOCK

(Pursuant to Section 151(g) of the General Corporation
Law of the State of Delaware.)

BLUE COAT SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), DOES HEREBY CERTIFY THAT, pursuant to authority conferred upon the board of directors of the Company (the “Board”) by the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), the Board, at a meeting held on June 22, 2006, adopted the following resolutions authorizing the issuance of Series A Preferred Stock of the Company, which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or the Bylaws of the Company:

RESOLVED, that pursuant to authority vested in the Board by the Certificate of Incorporation, the Board does hereby establish a series of preferred stock of the Company from the Company’s authorized class of 10,000,000 shares of $0.0001 par value preferred shares (“Preferred Stock”), such series to consist of 42,060 shares, which number may be decreased (but not below the number of shares thereof then outstanding) from time to time by the Board, and does hereby fix and state the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as follows:

1.             Definitions. Unless otherwise specified herein, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Acquisition” shall mean the acquisition by the Company, whether by merger, consolidation, the purchase of assets or otherwise, of another entity, or of certain businesses or assets of another entity, for at least $18,000,000 in cash.

“Available Assets” shall have the meaning set forth in Section 4(a).

“Board” shall have the meaning set forth in the Introductory Paragraph of this Certificate of Designation.

“Certificate of Designation” shall mean this Certificate of Designation, Preferences and Rights of Series A Preferred Stock.

“Certificate of Incorporation” shall have the meaning set forth in the Introductory Paragraph of this Certificate of Designation.

“Change of Control” shall be deemed to have occurred (i) if any “person” (as defined in Section 13(d)(3) of the Exchange Act) shall directly or indirectly acquire beneficial ownership (determined in accordance with Rule 13d-3 of the Exchange Act) of more than 50% of the total voting power of all shares of the Company’s capital stock that are entitled to vote generally in elections of directors, (ii) upon consummation of a merger or consolidation of the Company into or with another Person in which the stockholders of the Company immediately prior to the consummation of such transaction shall own less than 50% of the voting securities of the surviving Person (or the parent Person of the surviving Person where the surviving Person is wholly-owned by the parent Person) immediately following the consummation of such transaction, or (iii) the consummation of the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company.

“Closing Date” shall mean June 22, 2006.

“Common Stock” shall mean shares the shares of the Company’s common stock, par value $0.0001 per share.

“Company” shall have the meaning set forth in the Introductory Paragraph of this Certificate of Designation.

“Company Redemption Date” shall have the meaning set forth in Section 5(d)(i).

“Company Redemption Notice” shall have the meaning set forth in Section 5(d)(i).

“Constituent Person” shall have the meaning set forth in Section 6(g)(i).

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Date” shall have the meaning set forth in Section 6(c)(iii).

“Conversion Notice” shall have the meaning set forth in Section 6(c)(i).

“Conversion Price” shall have the meaning set forth in Section 6(a).

“Conversion Ratio” shall have the meaning set forth in Section 6(a).

“DGCL” shall mean the Delaware General Corporation Law.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Face Amount” shall mean (i) with respect to each share of Series A Preferred Stock, $1,000.00, and (ii) with respect to any other series of Preferred Stock, the face amount as set forth in the certificate of designations, voting rights, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions, in each case as such amount may be proportionately adjusted to reflect any combination, consolidation, reclassification or like adjustment.

“Holder Redemption Date” shall have the meaning set forth in Section 5(d)(ii).

“Holder Redemption Notice” shall have the meaning set forth in Section 5(d)(ii).

“Liquidation Event” shall mean a liquidation or winding up of the Company in a single transaction or series of transactions or a Change of Control.

“Liquidation Amount” shall have the meaning set forth in Section 4(a).

“Market Price” shall have the meaning set forth in Section 6(f).

“Maturity Date” shall mean June 21, 2012.

“Non-Electing Share” shall have the meaning set forth in Section 6(g)(i).

“Non-Cash Assets” shall have the meaning set forth in Section 4(a).

“Person” shall be construed broadly and means any natural person, firm, corporation, partnership, limited liability company, association, trust or other entity.

“Preferred Stock” shall have the meaning set forth in the first resolution of this Certificate of Designation.

“Redemption Amount” shall have the meaning set forth in Section 5(a).

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Series A Director” shall have the meaning set forth in Section 7(d).

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

2.             Designation of Series; Issuance, Face Amount and Rank. This series of preferred stock is hereby designated “Series A Preferred Stock” (hereinafter the “Series A Preferred Stock”), and the number of shares which shall constitute such series shall be 42,060, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board. The shares of Series A Preferred Stock shall be issued by the Company in certificated form for their Face Amount (as herein defined), in such amounts, at such times and to such Persons as shall be specified by the Board, from time to time. Except as otherwise expressly set forth herein, the shares of Series A Preferred Stock shall rank prior to the shares of Common Stock and any other class of stock of the Company ranking junior to the Series A Preferred Stock with respect to dividends, redemption, liquidation, dissolution, and winding up of the Company. Subject to compliance with the protective provisions set forth in Section 8, but notwithstanding any other rights of the Series A Preferred Stock, the rights, privileges, preferences and restrictions of any additional series of Preferred Stock may be subordinate to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of the Series A Preferred Stock, any additional series of Preferred Stock or Common Stock.

3.             Dividends. The Series A Preferred Stock shall participate equally and ratably with the holders of Common Stock in all dividends paid on the Common Stock, when, as and if declared by the Board, out of funds of the Company legally available therefor, as if such shares of Series A Preferred Stock had been converted to shares of Common Stock immediately prior to the record date for the payment of such dividend. In the event that full dividends, if declared, are not paid to the holders of Series A Preferred Stock and Common Stock and funds available for payment of dividends shall be insufficient to permit payment in full to holders of all such stock of the amounts to which they are entitled, then, subject to the rights of any series of Preferred Stock that may from time to time come into existence that is senior to or on parity with the Series A Preferred Stock with respect to dividends, the entire amount available for payment of dividends shall be distributed ratably among all holders of such stock in proportion to the full amount to which they would otherwise be respectively entitled. Notwithstanding anything contained herein to the contrary, no dividends shall be declared by the Board or paid or set apart for payment by the Company at such time if such declaration or payment shall be restricted or prohibited by law.

4.             Liquidation Preference.

(a)           General. Upon a Liquidation Event, subject to the rights of any series of Preferred Stock that may from time to time come into existence that is senior to or on parity with the Series A Preferred Stock with respect to liquidation preference, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings (“Available Assets”), the greater of (x) an amount equal to the Face Amount plus an amount equal to all declared but unpaid dividends on each share, if any, or (y) the amount that would be received in connection with such Liquidation Event if such holder’s Series A Preferred Stock were converted into fully-paid and non-assessable shares of Common Stock at the then-effective Conversion Ratio for such shares (in the aggregate, the “Liquidation Amount”). If upon a Liquidation Event, the Available Assets shall be insufficient to pay the holders of Series A Preferred Stock the full Liquidation Amount described in clause (x) of the immediately preceding sentence, then, subject to the rights of any series of Preferred Stock that may from time to time come into existence that is senior to or on parity with the Series A Preferred Stock with respect to liquidation preference, the holders of Series A Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. The Liquidation Amount shall be paid to the holders of Series A Preferred Stock in cash; provided, however, that in the event of a Liquidation Event in which all or part of the consideration received by the Company or its stockholders consists of assets other than cash, then the Liquidation Amount shall be paid to the holders of Series A

Preferred Stock in such non-cash assets (“Non-Cash Assets”) and cash, if any, such that the amount of Non-Cash Assets as a percentage of the total amount of Non-Cash Assets and cash received by the holders of Series A Preferred Stock upon such Liquidation Event and, if any amount is paid to the holders of Common Stock upon such Liquidation Event, the holders of Common Stock is, as nearly as practicable, the same. Subject to the rights of the holders of any series of Preferred Stock that rank senior to or on parity with the Series A Preferred Stock with respect to liquidation preference, after payment has been made in full to the holders of the Series A Preferred Stock, holders of securities ranking junior to the Series A Preferred Stock (including the Common Stock) shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series A Preferred Stock shall not be entitled to share therein.

(b)           Valuation of Non-Cash Assets. In any Liquidation Event, if the holders of Series A Preferred Stock are to be paid in Non-Cash Assets or if the proceeds of such Liquidation Event are Non-Cash Assets, the value of such Non-Cash Assets will be deemed their fair market value as determined below.

(i)            The method of valuation of Non-Cash Assets that are securities not subject to investment letter or other restrictions on free marketability is as follows:

(A)          If traded on a securities exchange or through The Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading day period ending three (3) trading days prior to the closing of the Liquidation Event;

(B)           If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(C)           If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board and the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock.

(ii)           The method of valuation of Non-Cash Assets that are securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board and the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock, voting together as a separate class.

(iii)          The fair market value of all Non-Cash Assets other than securities shall be as mutually determined by the Board and the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock, voting together as a separate class.

(iv)          In the event of a Change of Control, the foregoing methods for valuing Non-Cash Assets to be distributed to holders of Series A Preferred Stock in connection with the Change of Control shall, upon approval by the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock, voting together as a separate class, of the definitive agreements governing the Change of Control, be superseded by any determination of such value set forth in the definitive agreements governing the Change of Control.

Notice Required. Written notice of any voluntary or involuntary Liquidation Event, stating the payment date and the place where the distributable amount shall be payable, shall be given by mail, postage prepaid, not less than fifteen (15) days prior to the Liquidation Event stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall then appear on the books of the Company.

5.             Redemption.

(a)           Mandatory Redemption at Maturity. Upon the Maturity Date, subject to the rights of any series of Preferred Stock that may from time to time come into existence that is  senior to or on a parity with the Series A Preferred Stock with respect to mandatory redemption rights, the Company shall redeem all (but not less than all) of the shares of Series A Preferred Stock then outstanding. Upon such date, each holder of shares of Series A Preferred Stock shall have the right to receive in respect of each share owned by such holder a sum in cash equal to the Face Amount plus an amount equal to all declared but unpaid dividends on each share, if any (the “Redemption Amount”).

(b)           Company Optional Redemption. In the event that the Company does not close an Acquisition within one hundred fifty (150) days after the Closing Date, the Company may at its option redeem, in whole or in part, out of funds legally available therefor, the outstanding shares of Series A Preferred Stock by providing written notice to the holders thereof pursuant to Section 5(d)(i) below. The redemption shall take place at any time after the expiration of such one hundred fifty (150) day period and within one hundred eighty (180) days after the Closing Date and shall be at a price equal to the current Redemption Amount. In the case of a redemption of less than all of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot as reasonably determined by the Board to be equitable.

(c)           Holder Optional Redemption. In the event that the Company does not close an Acquisition within one hundred fifty (150) days after the Closing Date, at the election of a holder of Series A Preferred Stock, the Company shall redeem, out of funds legally available therefor, the number of outstanding shares of Series A Preferred Stock held by such holder and identified by such holder in a written notice to the Company pursuant to Section 5(d)(ii) below. The redemption shall take place at any time after the expiration of such one hundred fifty (150) day period and within one hundred eighty (180) days after the Closing Date at a price equal to the current Redemption Amount.

(d)           Redemption Mechanics.

(i)            Company Redemption Notice. Notice of any redemption pursuant to Sections 5(a) or 5(b) (a “Company Redemption Notice”) shall be sent by or on behalf of the Company at least ten (10) but not more than thirty (30) days prior to the date specified for redemption in such notice (the “Company Redemption Date”), by first class mail, postage prepaid, to all holders of record of shares of Series A Preferred Stock at their last address as they shall appear on the books of the Company; provided that with respect to a redemption made pursuant to Section 5(a), no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock. In addition to any information required by law, such Company Redemption Notice shall state (A) whether such redemption is being made pursuant to the mandatory redemption provision set forth in Section 5(a) or the optional redemption provision set forth in Section 5(b), (B) the Company Redemption Date, (C) the aggregate number of shares of Series A Preferred Stock to be redeemed and, if less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, then the number of such shares to be redeemed from the applicable holder and (D) the place or places where certificates for such shares are to be surrendered for payment.

(ii)           Holder Redemption Notice. Notice of any redemption pursuant to Section 5(c) (a “Holder Redemption Notice”) shall be sent by or on behalf of a holder of Series A Preferred Stock at least ten (10) but not more than thirty (30) days prior to the date specified for redemption in such notice (the “Holder Redemption Date”), by first class mail, postage prepaid, to the Company. The Holder Redemption Notice shall state (A) the Holder Redemption Date and (B) the aggregate number of shares of Series A Preferred Stock to be redeemed for such holder.

(iii)          Redemption Payment. The Company shall redeem the shares of each holder of Series A Preferred Stock being redeemed pursuant to this Section 5 by making the applicable cash payments to such holder in respect of each share owned by such holder and being redeemed.

(iv)          Retirement of Shares. Any shares of Series A Preferred Stock redeemed pursuant to the provisions of this Section 5 shall be retired and given the status of authorized and unissued Preferred Stock, undesignated as to series, subject to reissuance by the Company as shares of Preferred Stock of one or more series, as may be determined from time to time by the Board.

(v)           Surplus Under DGCL. On the Maturity Date, the liquidation preference of any shares of capital stock of the Company shall not be included in “total liabilities” in connection with determining “surplus” under the DGCL.

6.             Conversion.

(a)           Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into the number of fully paid and non-assessable shares of Common Stock equal to the Face Amount of such share of Series A Preferred Stock divided by the appropriate Conversion Price. The initial “Conversion Price” per share of Series A Preferred Stock shall be $17.525 and shall be subject to adjustment from time to time as set forth in Section 6(g). The number of shares of Common

Stock into which each share of Series A Preferred Stock is convertible, after taking into account any such adjustments, is hereinafter referred to as the “Conversion Ratio.”  Upon any decrease or increase in the Conversion Price as described in Section 6(g), the Conversion Ratio shall be appropriately increased or decreased. The date and time the right to convert shares of Series A Preferred Stock will terminate shall be at the close of business on the day immediately preceding the Maturity Date (unless the Company shall default in making the payment of the Redemption Amount due on the Maturity Date, in which case the right of the holder to convert its whole shares of Series A Preferred Stock shall terminate on the date the payment of the Redemption Amount is made and such shares of Series A Preferred Stock are redeemed).

(b)           Automatic Conversion. Each share of Series A Preferred Stock shall be automatically converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Ratio for such share upon the approval of the holders of at least a majority of the then-outstanding Series A Preferred Stock, voting as a separate class.

(c)           Conversion Mechanics.

(i)            In order to exercise the conversion privilege pursuant to Section 6(a), a holder of the shares of Series A Preferred Stock to be converted shall surrender the certificate representing such shares at the office of the Company, with a written notice of election to convert completed and signed, specifying the number of shares to be converted (the “Conversion Notice”). Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or the holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

(ii)           As promptly as practicable after the surrender by the holder of the certificates for shares of Series A Preferred Stock for conversion pursuant to Section 6(a), the Company shall issue and deliver to such holder or on the holder’s written order to the holder’s transferee a certificate or certificates for, or make or cause to be made a book-entry notation of, the whole number of shares of Common Stock issuable upon conversion.

(iii)          Each conversion shall be deemed to have been effected on the Conversion Date. The “Conversion Date” shall mean (A), in the case of an optional conversion pursuant to Section 6(a), immediately prior to the close of business on the first date on which both the certificates for shares of Series A Preferred Stock were surrendered and the Conversion Notice was received by the Company and (B) in the case of an automatic conversion pursuant to Section 6(b), on the date and at such time determined by the approval of the holders of at least a majority of the then-outstanding Series A Preferred Stock, which time and date may be conditional on the occurrence of any event. The Person in whose name or names any certificate or certificates for shares of Common Stock are issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby on the Conversion Date, and such conversion shall be into a number of shares of Common Stock equal to the product of the number of shares of Series A Preferred Stock surrendered times the Conversion Ratio in effect on the Conversion Date. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of Series A Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive Common Stock and other amounts payable pursuant to this Section 6; provided, however, that in the case of an automatic conversion pursuant to Section 6(b), each outstanding shares of Series A Preferred Stock shall be converted automatically into a share of Common Stock on the Conversion Date without any further action by the holder of such share and whether or not the certificates representing such shares are surrendered to the Company; provided, further, that the Company shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such automatic conversion unless either the certificates representing the shares of Series A Preferred Stock are surrendered to the Company.

(iv)          Except as provided above and in Section 6(g), the Company shall make no payment or adjustment for declared but unpaid dividends on shares of Series A Preferred Stock on conversion of such shares or for dividends in cash on the shares of Common Stock issued upon such conversion.

(d)           Issuance of Shares.

(i)            The Company shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as may be required to effect conversions of the Series A Preferred Stock. The Company shall from time to time in accordance with the DGCL increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock in accordance with any applicable conversion provisions applicable to such Preferred Stock.

(ii)           Prior to the delivery of any securities that the Company is obligated to deliver upon conversion of the Series A Preferred Stock, the Company shall comply with all applicable federal and state laws and regulations which require action by the Company. The Company will list such shares on each national securities exchange or automated quotation system on which the Common Stock is listed or quoted.

(e)           Transfer Taxes. The Company shall pay any and all issuance, delivery and transfer taxes in respect of the issuance or delivery of shares of Common Stock on conversion of the Series A Preferred Stock pursuant hereto. However, if any such certificate is to be issued in a name other than that of the holder of the shares of Series A Preferred Stock converted, the Person or Persons requesting the issuance thereof shall pay to the Company the amount of any tax payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Company that such tax has been paid.

(f)            Fractional Shares. In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued. In lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price on the day on which such shares of Series A Preferred Stock are deemed to have been converted. The “Market Price” shall be (i) if the Common Stock is then traded on a national securities exchange or The Nasdaq Stock Market (or a similar national quotation system), then the value shall be computed based on the closing price on such exchange or system on such day, (ii) if the Common Stock is actively traded over-the-counter, then the value shall be computed based on the closing price on such day, and (iii) if there is no public market for the Common Stock, then the value shall be computed based on fair market value thereof, as determined in good faith by the Board on such day.

(g)           Adjustments.

(i)            If the Company at any time after the date of issue of the Series A Preferred Stock (A) declares a dividend or makes a distribution on Common Stock payable in Common Stock, (B) subdivides or splits the outstanding Common Stock, (C) combines or reclassifies the outstanding Common Stock into a smaller number of shares, (D) issues any shares of its capital stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), or (E) consolidates with, merges with or into or is converted into any other Person, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, conversion, merger or reclassification shall be adjusted so that the conversion of the Series A Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Company (or shares of any security into which such shares of Common Stock have been combined, consolidated, converted, merged or reclassified pursuant to Sections 6(g)(i)(C), 6(g)(i)(D) or 6(g)(i)(E)) which, if this Series A Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, conversion, merger or reclassification, assuming such holder of Common Stock (x) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such recapitalization, sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person and (y) failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such reclassification, consolidation, conversion, merger, recapitalization, sale or transfer (provided, however, that if the kind or amount of securities, cash and other property receivable upon such reclassification, consolidation, conversion, merger, recapitalization, sale or transfer is not the same for each share of Common Stock held immediately prior to such reclassification, consolidation, conversion, merger, recapitalization, sale or transfer by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (the “Non-Electing Share”), then for the purpose of this Section 6(g) the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, conversion, merger, recapitalization, sale or transfer by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). Such adjustment shall be made successively whenever any event listed above shall occur. If a record date is fixed for any dividend or distribution referred to in Section 6(g)(i)(A) but such dividend or distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed.

(ii)           All calculations under this Section 6(g) shall be made to the nearest four decimal points.

(iii)          If, at any time as a result of the provisions of this Section 6(g), holders of Series A Preferred Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Company other than Common Stock, the number of such other shares so receivable upon conversion of this Series A Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

(h)           No Impairment. The Company will not, by amendment of this Certificate of Designation or the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

7.             Voting Rights.

(a)           Preferred Stock.  Each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock held by such holder could be converted as of the record date. The holders of shares of Series A Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(b)           Restricted Class Voting. Other than as provided herein or required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together as a single class.

(c)           No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(d)           Election of Directors. Until the date that is one (1) year after the Closing Date, the holders of at least a majority of the then-outstanding Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director to the Board on the Closing Date and at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors (the “Series A Director”). The Series A Director shall only be removed by the holders of at least a majority of the then-outstanding Series A Preferred Stock, voting as a separate class.

8.             Protective Provisions. As long as any of the Series A Preferred Stock shall be issued and outstanding, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the then-outstanding Series A Preferred Stock, voting as a separate class:

(a)           alter or change the rights, privileges, preferences and restrictions of the Series A Preferred Stock in a manner adverse to the holders thereof, by merger, consolidation or otherwise; or

(b)           amend or waive any provisions of the Corporation’s Certificate of Incorporation in a manner adverse to the holders of the outstanding shares of Series A Preferred Stock; provided, however, that the mere authorization, creation and issuance of any additional series of Preferred Stock with rights, privileges, preferences and restrictions subordinate to, pari passu with or senior to any of those of the Series A Preferred Stock shall not require approval of holders of at least a majority of the then-outstanding Series A Preferred Stock pursuant to this Section 8(b).

Except as expressly required under law, on any matter on which holders of Series A Preferred Shares shall be entitled to vote under this Section 8, such holders shall be entitled to one vote per share.

9.             No Sinking Fund. No sinking fund shall be established for the retirement or redemption of shares of Series A Preferred Stock.

10.           Preemptive or Subscription Rights. No holder of shares of Series A Preferred Stock shall have any preemptive or subscription rights in respect of any securities of the Company that may be issued.

11.           No Other Rights. The shares of Series A Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as expressly set forth in the Company’s Certificate of Incorporation, this Certificate or as otherwise required by law.

RESOLVED, FURTHER, that the Secretary of the Company be, and he hereby is, authorized, empowered and directed to execute an Certificate of Designation, Preferences and Rights of Series A Preferred Stock and that such Certificate be delivered to and filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 103 and Section 151(g) of the DGCL, both as amended.

*  *  *  *  *

IN WITNESS WHEREOF, Blue Coat Systems, Inc. has caused this Certificate of Designation to be executed by its duly authorized officer as of June 22, 2006.

BLUE COAT SYSTEMS, INC.

By:	/s/ Brian NeSmith
Brian NeSmith
President and Chief Executive Officer